Exhibit 16.1

August 10, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of Daré Bioscience, Inc.’s Form 8-K dated August 10, 2023, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.

San Diego, California